Schedule 13D                                                        Page 1 of 17

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*

                              CLICK COMMERCE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                 COMMON STOCK WITH PAR VALUE OF $.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   18681D-10-9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  DEVEN PAREKH
                       INSIGHT VENTURE ASSOCIATES III, LLC
                                680 FIFTH AVENUE
                            NEW YORK, NEW YORK 10019
                                 (212) 230-9200
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                DECEMBER 23, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

        If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

        NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

        * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13D                                                        Page 2 of 17

CUSIP No. 18681D-10-9

--------------------------------------------------------------------------------
     1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

         Insight Venture Associates III, LLC....................................
--------------------------------------------------------------------------------
     2.  Check the Appropriate Box if a Member of a Group (See Instructions)
         (a) ...................................................................

         (b) X..................................................................
--------------------------------------------------------------------------------
     3.  SEC Use Only...........................................................
--------------------------------------------------------------------------------
     4.  Source of Funds (See Instructions)  WC.................................
--------------------------------------------------------------------------------
     5.  Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
         2(d) or 2(e)...........................................................
--------------------------------------------------------------------------------
     6.  Citizenship or Place of Organization: Insight Venture Associates III,
         LLC is organized under the laws of the State of Delaware...............
--------------------------------------------------------------------------------
                    7.  Sole Voting Power  0....................................
Number of           ------------------------------------------------------------
Shares              8.  Shared Voting Power   1,072,445.........................
Beneficially        ------------------------------------------------------------
Owned by            9.  Sole Dispositive Power 0................................
Each                ------------------------------------------------------------
Reporting           10.  Shared Dispositive Power 1,072,445.....................
Person With
--------------------------------------------------------------------------------
     11. Aggregate Amount Beneficially Owned by Each Reporting Person
         1,072,445..............................................................
--------------------------------------------------------------------------------
     12. Check if the Aggregate Amount in Row (11) Excludes Certain
         Shares (See Instructions)..............................................
--------------------------------------------------------------------------------
     13. Percent of Class Represented by Amount in Row (11)  12.9%..............
--------------------------------------------------------------------------------
     14. Type of Reporting Person (See Instructions)

         OO.....................................................................

         .......................................................................

         .......................................................................

Schedule 13D                                                        Page 3 of 17

CUSIP No. 18681D-10-9

--------------------------------------------------------------------------------
     1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

         Insight Capital Partners III, L.P......................................
--------------------------------------------------------------------------------
     2.  Check the Appropriate Box if a Member of a Group (See Instructions)
         (a) ...................................................................

         (b) X..................................................................
--------------------------------------------------------------------------------
     3.  SEC Use Only...........................................................
--------------------------------------------------------------------------------
     4.  Source of Funds (See Instructions)  WC.................................
--------------------------------------------------------------------------------
     5.  Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
         2(d) or 2(e)...........................................................
--------------------------------------------------------------------------------
     6.  Citizenship or Place of Organization: Insight Capital Partners III,
         L.P. is organized under the laws of the State of Delaware..............
--------------------------------------------------------------------------------
                    7.  Sole Voting Power  755,909..............................
Number of           ------------------------------------------------------------
Shares              8.  Shared Voting Power   0.................................
Beneficially        ------------------------------------------------------------
Owned by            9.  Sole Dispositive Power 755,909..........................
Each                ------------------------------------------------------------
Reporting           10. Shared Dispositive Power 0..............................
Person With
--------------------------------------------------------------------------------
     11. Aggregate Amount Beneficially Owned by Each Reporting Person 755,909...
--------------------------------------------------------------------------------
     12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
         Instructions)..........................................................
--------------------------------------------------------------------------------
     13. Percent of Class Represented by Amount in Row (11)  9.1%...............
--------------------------------------------------------------------------------
     14. Type of Reporting Person (See Instructions)

         PN.....................................................................

         .......................................................................

         .......................................................................

Schedule 13D                                                        Page 4 of 17

CUSIP No. 18681D-10-9

--------------------------------------------------------------------------------
     1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

         Insight Capital Partners III-Co-Investors, L.P.........................
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
     2.  Check the Appropriate Box if a Member of a Group (See Instructions)
         (a) ...................................................................

         (b) X..................................................................
--------------------------------------------------------------------------------
     3.  SEC Use Only...........................................................
--------------------------------------------------------------------------------
     4.  Source of Funds (See Instructions)  WC.................................
--------------------------------------------------------------------------------
     5.  Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
         2(d) or 2(e)...........................................................
--------------------------------------------------------------------------------
     6. Citizenship or Place of Organization: Insight Capital Partners III-Co-Investors, L.P. is organized under the laws of the State of
         Delaware...............................................................
--------------------------------------------------------------------------------
                    7.  Sole Voting Power  131,366..............................
Number of           ------------------------------------------------------------
Shares              8.  Shared Voting Power   0.................................
Beneficially        ------------------------------------------------------------
Owned by            9.  Sole Dispositive Power 131,366..........................
Each                ------------------------------------------------------------
Reporting           10. Shared Dispositive Power 0..............................
Person With
--------------------------------------------------------------------------------
     11. Aggregate Amount Beneficially Owned by Each Reporting Person  131,366..
--------------------------------------------------------------------------------
     12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
         Instructions)..........................................................
--------------------------------------------------------------------------------
     13. Percent of Class Represented by Amount in Row (11)  1.6%...............
--------------------------------------------------------------------------------
     14. Type of Reporting Person (See Instructions)

         PN.....................................................................

         .......................................................................

         .......................................................................

Schedule 13D                                                        Page 5 of 17

CUSIP No. 18681D-10-9

--------------------------------------------------------------------------------

     1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

         Insight Capital Partners (Cayman) III, L.P.............................
--------------------------------------------------------------------------------
     2.  Check the Appropriate Box if a Member of a Group (See Instructions)
         (a) ...................................................................

         (b) X..................................................................
--------------------------------------------------------------------------------
     3.  SEC Use Only...........................................................
--------------------------------------------------------------------------------
     4.  Source of Funds (See Instructions)  WC.................................
--------------------------------------------------------------------------------
     5.  Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
         2(d) or 2(e)...........................................................
--------------------------------------------------------------------------------
     6.  Citizenship or Place of Organization: Insight Capital Partners (Cayman)
         III, L.P. is organized under the laws of the Cayman Islands............
--------------------------------------------------------------------------------
                    7.  Sole Voting Power  185,170..............................
Number of           ------------------------------------------------------------
Shares              8.  Shared Voting Power   0.................................
Beneficially        ------------------------------------------------------------
Owned by            9.  Sole Dispositive Power 185,170..........................
Each                ------------------------------------------------------------
Reporting           10. Shared Dispositive Power 0..............................
Person With
--------------------------------------------------------------------------------
     11. Aggregate Amount Beneficially Owned by Each Reporting Person  185,170..
--------------------------------------------------------------------------------
     12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
         Instructions)..........................................................
--------------------------------------------------------------------------------
     13. Percent of Class Represented by Amount in Row (11)  2.2%...............
--------------------------------------------------------------------------------
     14. Type of Reporting Person (See Instructions)

         PN.....................................................................

         .......................................................................

         .......................................................................

Schedule 13D                                                        Page 6 of 17

CUSIP No. 18681D-10-9

--------------------------------------------------------------------------------
     1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

         Jeffrey Horing.........................................................
--------------------------------------------------------------------------------
     2.  Check the Appropriate Box if a Member of a Group (See Instructions)
         (a) ...................................................................

         (b) X..................................................................
--------------------------------------------------------------------------------
     3.  SEC Use Only...........................................................
--------------------------------------------------------------------------------
     4.  Source of Funds (See Instructions)  PF.................................
--------------------------------------------------------------------------------
     5.  Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
         2(d) or 2(e)...........................................................
--------------------------------------------------------------------------------
     6.  Citizenship or Place of Organization:   USA............................
--------------------------------------------------------------------------------
                    7.  Sole Voting Power  15,805...............................
Number of           ------------------------------------------------------------
Shares              8.  Shared Voting Power 1,072,445...........................
Beneficially        ------------------------------------------------------------
Owned by            9.  Sole Dispositive Power 15,805...........................
Each                ------------------------------------------------------------
Reporting           10. Shared Dispositive Power 1,072,445......................
Person With
--------------------------------------------------------------------------------
     11. Aggregate Amount Beneficially Owned by Each Reporting Person
         1,088,250..............................................................
--------------------------------------------------------------------------------
     12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
         Instructions)..........................................................
--------------------------------------------------------------------------------
     13. Percent of Class Represented by Amount in Row (11)  13.0%..............
--------------------------------------------------------------------------------
     14. Type of Reporting Person (See Instructions)

         IN.....................................................................

         .......................................................................

         .......................................................................

Schedule 13D                                                        Page 7 of 17

CUSIP No. 18681D-10-9

--------------------------------------------------------------------------------
     1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

         Scott Maxwell..........................................................
--------------------------------------------------------------------------------
     2.  Check the Appropriate Box if a Member of a Group (See Instructions)
         (a) ...................................................................

         (b) X..................................................................
--------------------------------------------------------------------------------
     3.  SEC Use Only...........................................................
--------------------------------------------------------------------------------
     4.  Source of Funds (See Instructions)  PF.................................
--------------------------------------------------------------------------------
     5.  Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
         2(d) or 2(e)...........................................................
--------------------------------------------------------------------------------
     6.  Citizenship or Place of Organization:   USA............................
--------------------------------------------------------------------------------
                    7.  Sole Voting Power  0....................................
Number of           ------------------------------------------------------------
Shares              8.  Shared Voting Power 1,072,445...........................
Beneficially        ------------------------------------------------------------
Owned by            9.  Sole Dispositive Power 0................................
Each                ------------------------------------------------------------
Reporting           10. Shared Dispositive Power 1,072,445......................
Person With
--------------------------------------------------------------------------------
     11. Aggregate Amount Beneficially Owned by Each Reporting Person
         1,072,445..............................................................
--------------------------------------------------------------------------------
     12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
         Instructions)..........................................................
--------------------------------------------------------------------------------
     13. Percent of Class Represented by Amount in Row (11)  12.9%..............
--------------------------------------------------------------------------------
     14. Type of Reporting Person (See Instructions)

         IN.....................................................................

         .......................................................................

         .......................................................................

Schedule 13D                                                        Page 8 of 17

CUSIP No. 18681D-10-9

--------------------------------------------------------------------------------
     1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

         Jerry Murdock..........................................................
--------------------------------------------------------------------------------
     2.  Check the Appropriate Box if a Member of a Group (See Instructions)

         (a) ...................................................................

         (b) X..................................................................
--------------------------------------------------------------------------------
     3.  SEC Use Only...........................................................
--------------------------------------------------------------------------------
     4.  Source of Funds (See Instructions)  PF.................................
--------------------------------------------------------------------------------
     5.  Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
         2(d) or 2(e)...........................................................
--------------------------------------------------------------------------------
     6.  Citizenship or Place of Organization:   USA............................
--------------------------------------------------------------------------------
                    7.  Sole Voting Power  52,693...............................
Number of           ------------------------------------------------------------
Shares              8.  Shared Voting Power 1,072,445...........................
Beneficially        ------------------------------------------------------------
Owned by            9.  Sole Dispositive Power 52,693...........................
Each                ------------------------------------------------------------
Reporting           10. Shared Dispositive Power 1,072,445......................
Person With
--------------------------------------------------------------------------------
     11. Aggregate Amount Beneficially Owned by Each Reporting Person
         1,125,138..............................................................
--------------------------------------------------------------------------------
     12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
         Instructions)..........................................................
--------------------------------------------------------------------------------
     13. Percent of Class Represented by Amount in Row (11)  13.5%..............
--------------------------------------------------------------------------------
     14. Type of Reporting Person (See Instructions)

         IN.....................................................................

         .......................................................................

         .......................................................................

Schedule 13D                                                        Page 9 of 17

CUSIP No. 18681D-10-9

--------------------------------------------------------------------------------
     1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

         Deven Parekh...........................................................
--------------------------------------------------------------------------------
     2.  Check the Appropriate Box if a Member of a Group (See Instructions)
         (a) ...................................................................

         (b) X..................................................................
--------------------------------------------------------------------------------
     3.  SEC Use Only...........................................................
--------------------------------------------------------------------------------
     4.  Source of Funds (See Instructions)  PF.................................
--------------------------------------------------------------------------------
     5.  Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
         2(d) or 2(e)...........................................................
--------------------------------------------------------------------------------
     6.  Citizenship or Place of Organization:   USA............................
--------------------------------------------------------------------------------
                    7.  Sole Voting Power  0....................................
Number of           ------------------------------------------------------------
Shares              8.  Shared Voting Power 1,072,445...........................
Beneficially        ------------------------------------------------------------
Owned by            9.  Sole Dispositive Power 0................................
Each                ------------------------------------------------------------
Reporting           10. Shared Dispositive Power 1,072,445......................
Person With
--------------------------------------------------------------------------------
     11. Aggregate Amount Beneficially Owned by Each Reporting Person
         1,072,445..............................................................
--------------------------------------------------------------------------------
     12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
         Instructions)..........................................................
--------------------------------------------------------------------------------
     13. Percent of Class Represented by Amount in Row (11)  12.9%..............
--------------------------------------------------------------------------------
     14. Type of Reporting Person (See Instructions)

         IN.....................................................................

         .......................................................................

         .......................................................................

Schedule 13D                                                       Page 10 of 17

CUSIP No. 18681D-10-9

--------------------------------------------------------------------------------
     1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

         Peter Sobiloff.........................................................
--------------------------------------------------------------------------------
     2.  Check the Appropriate Box if a Member of a Group (See Instructions)

         (a) ...................................................................

         (b) X..................................................................
--------------------------------------------------------------------------------
     3.  SEC Use Only...........................................................
--------------------------------------------------------------------------------
     4.  Source of Funds (See Instructions)  PF.................................
--------------------------------------------------------------------------------
     5.  Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
         2(d) or 2(e)...........................................................
--------------------------------------------------------------------------------
     6.  Citizenship or Place of Organization:   USA............................
--------------------------------------------------------------------------------
                    7.  Sole Voting Power  12,993...............................
Number of           ------------------------------------------------------------
Shares              8.  Shared Voting Power 1,072,445...........................
Beneficially        ------------------------------------------------------------
Owned by            9.  Sole Dispositive Power 12,993...........................
Each                ------------------------------------------------------------
Reporting           10. Shared Dispositive Power 1,072,445......................
Person With
--------------------------------------------------------------------------------
     11. Aggregate Amount Beneficially Owned by Each Reporting Person
         1,085,438..............................................................
--------------------------------------------------------------------------------
     12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
         Instructions)..........................................................
--------------------------------------------------------------------------------
     13. Percent of Class Represented by Amount in Row (11)  13.0%..............
--------------------------------------------------------------------------------
     14. Type of Reporting Person (See Instructions)

         IN.....................................................................

         .......................................................................

         .......................................................................

Schedule 13D                                                       Page 11 of 17


         PRELIMINARY NOTE:

         This Amendment No. 3 to Schedule 13D is being filed to report the disposition of beneficial ownership of 450,866 shares of common stock (the "Common Stock"), of Click Commerce, Inc., a Delaware corporation (the "Issuer"), by Insight Capital Partners III, L.P, Insight Capital Partners III-Co-Investors, L.P. and Insight Capital Partners III (Cayman), L.P. (collectively, the "Insight Funds") and the further disposition of beneficial ownership of 7,688 shares of Common Stock by Insight Venture Associates III, LLC, the general partner of each of the Insight Funds ("Venture Associates"). This Amendment No. 3 supplements and amends the Amendment No. 2 to Schedule 13D originally filed with the Securities and Exchange Commission (the "Commission") relating to the Common Stock on May 6, 2003 (the "Amendment No. 2"), the Amendment No. 1 to Schedule 13D originally filed with the Commission on April 15, 2003 (the "Amendment No. 1") and the Schedule 13D originally filed with the Commission relating to the Common Stock on March 6, 2003 (the "Original Filing"). Only those items that are hereby reported are amended. All other items remain unchanged. All capitalized terms shall have the meanings assigned to them in the Original Filing or the Amendment No. 1, unless otherwise indicated herein.

Item 5. Interest In Securities of the Issuer

         Item 5 has been amended and restated to read as follows:

         Based on 8,336,643 shares of Common Stock as reported in the Issuer's Form 10-Q for the quarterly period ended September 30, 2003:

     (a)

         (i)    Amount beneficially owned

                ----------------------------------------------------------------
                Insight Venture Associates III, LLC                   1,072,445
                ----------------------------------------------------------------
                Insight Capital Partners III, L.P.                      755,909
                ----------------------------------------------------------------
                Insight Capital Partners III Co-Investors, L.P.         131,366
                ----------------------------------------------------------------
                Insight Capital Partners (Cayman) III, L.P.             185,170
                ----------------------------------------------------------------
                Jeffrey Horing                                        1,088,250
                ----------------------------------------------------------------
                Scott Maxwell                                         1,072,445
                ----------------------------------------------------------------
                Jerry Murdock                                         1,125,138
                ----------------------------------------------------------------
                Deven Parekh                                          1,072,445
                ----------------------------------------------------------------
                Peter Sobiloff                                        1,085,438
                                                                      ---------
                ----------------------------------------------------------------

                Aggregate as of December 24, 2003                     1,153,936
                ----------------------------------------------------------------

         (ii)   Percent of Class

                ----------------------------------------------------------------
                Insight Venture Associates III, LLC                       12.9%
                ----------------------------------------------------------------
                Insight Capital Partners III, L.P.                         9.1%
                ----------------------------------------------------------------
                Insight Capital Partners III Co-Investors, L.P.            1.6%
                ----------------------------------------------------------------
                Insight Capital Partners (Cayman) III, L.P.                2.2%
                ----------------------------------------------------------------
                Jeffrey Horing                                            13.0%
                ----------------------------------------------------------------
                Scott Maxwell                                             12.9%
                ----------------------------------------------------------------
                Jerry Murdock                                             13.5%
                ----------------------------------------------------------------
                Deven Parekh                                              12.9%
                ----------------------------------------------------------------
                Peter Sobiloff                                            13.0%
                                                                          -----
                ----------------------------------------------------------------

                Aggregate as of December 24, 2003                         13.8%
                ----------------------------------------------------------------

Schedule 13D                                                       Page 12 of 17

     (b) Number of Shares as to which the person has:

         (i)    Sole power to vote or to direct the vote

                ---------------------------------------------------------------
                Insight Venture Associates III, LLC                          0
                ---------------------------------------------------------------
                Insight Capital Partners III, L.P.                     755,909
                ---------------------------------------------------------------
                Insight Capital Partners III Co-Investors, L.P.        131,366
                ---------------------------------------------------------------
                Insight Capital Partners (Cayman) III, L.P.            185,170
                ---------------------------------------------------------------
                Jeffrey Horing                                          15,805
                ---------------------------------------------------------------
                Scott Maxwell                                                0
                ---------------------------------------------------------------
                Jerry Murdock                                           52,693
                ---------------------------------------------------------------
                Deven Parekh                                                 0
                ---------------------------------------------------------------
                Peter Sobiloff                                          12,993
                                                                        ------
                ---------------------------------------------------------------

                Aggregate as of December 24, 2003                    1,153,936
                ---------------------------------------------------------------

         (ii)   Shared power to vote or direct the vote

                ----------------------------------------------------------------
                Insight Venture Associates III, LLC                   1,072,445
                ----------------------------------------------------------------
                Insight Capital Partners III, L.P.                            0
                ----------------------------------------------------------------
                Insight Capital Partners III Co-Investors, L.P.               0
                ----------------------------------------------------------------
                Insight Capital Partners (Cayman) III, L.P.                   0
                ----------------------------------------------------------------
                Jeffrey Horing                                        1,072,445
                ----------------------------------------------------------------
                Scott Maxwell                                         1,072,445
                ----------------------------------------------------------------
                Jerry Murdock                                         1,072,445
                ----------------------------------------------------------------
                Deven Parekh                                          1,072,445
                ----------------------------------------------------------------
                Peter Sobiloff                                        1,072,445
                                                                      ---------
                ----------------------------------------------------------------

                Aggregate as of December 24, 2003                     1,072,445
                ----------------------------------------------------------------

         (iii)  Sole power to dispose or direct the disposition of

                ----------------------------------------------------------------
                Insight Venture Associates III, LLC                           0
                ----------------------------------------------------------------
                Insight Capital Partners III, L.P.                      755,909
                ----------------------------------------------------------------
                Insight Capital Partners III Co-Investors, L.P.         131,366
                ----------------------------------------------------------------
                Insight Capital Partners (Cayman) III, L.P.             185,170
                ----------------------------------------------------------------
                Jeffrey Horing                                           15,805
                ----------------------------------------------------------------
                Scott Maxwell                                                 0
                ----------------------------------------------------------------
                Jerry Murdock                                            52,693
                ----------------------------------------------------------------
                Deven Parekh                                                  0
                ----------------------------------------------------------------
                Peter Sobiloff                                           12,993
                                                                         ------
                ----------------------------------------------------------------

                Aggregate as of December 24, 2003                     1,153,936
                ----------------------------------------------------------------


         (iv)   Shared power to dispose or direct the disposition of

                ----------------------------------------------------------------
                Insight Venture Associates III, LLC                   1,072,445
                ----------------------------------------------------------------
                Insight Capital Partners III, L.P.                            0
                ----------------------------------------------------------------
                Insight Capital Partners III Co-Investors, L.P.               0
                ----------------------------------------------------------------
                Insight Capital Partners (Cayman) III, L.P.                   0
                ----------------------------------------------------------------
                Jeffrey Horing                                        1,072,445
                ----------------------------------------------------------------
                Scott Maxwell                                         1,072,445
                ----------------------------------------------------------------
                Jerry Murdock                                         1,072,445
                ----------------------------------------------------------------
                Deven Parekh                                          1,072,445
                ----------------------------------------------------------------
                Peter Sobiloff                                        1,072,445
                                                                      ---------
                ----------------------------------------------------------------

                Aggregate as of December 24, 2003                     1,072,445
                ----------------------------------------------------------------

Schedule 13D                                                       Page 13 of 17

     (c) The following is a list of transactions in the Common Stock that were effected during the past 60 days or since the most recent filing of Schedule 13D, whichever is less, by the persons named in response to Item 5(a), above:
N/A

--------------------------------------------------------------------------------
                                  Type of Transaction                 Price Per
Name         Transaction Date       (Purchase/sale)         Shares       Share
----         ----------------     -------------------       ------    ---------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     (d) To the knowledge of the Reporting Persons, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities of the Issuer.

     (e) It is inapplicable for the purposes herein to state the date on which a Reporting Person ceased to be the owner of more than five percent (5%) of the shares of the Common Stock.

Item 7. Material to Be Filed as Exhibits

         Item 7 is hereby amended by adding the following exhibit:

         Exhibit 99.1:    Joint Filing Agreement Confirmation.

Schedule 13D                                                       Page 14 of 14

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

INSIGHT VENTURE ASSOCIATES III, LLC

December 23, 2003
----------------------------------------
Date

/s/ Deven Parekh
----------------------------------------
Signature

Deven Parekh/Managing Member
----------------------------------------
Name/Title


INSIGHT CAPITAL PARTNERS III, L.P.

December 23, 2003
----------------------------------------
Date

/s/ Deven Parekh
----------------------------------------
Signature

Deven Parekh/Managing Member
----------------------------------------
Name/Title


INSIGHT CAPITAL PARTNERS III CO-INVESTORS, L.P.

December 23 , 2003
----------------------------------------
Date

/s/ Deven Parekh
----------------------------------------
Signature

Deven Parekh/Managing Member
----------------------------------------
Name/Title

Schedule 13D                                                       Page 15 of 17

INSIGHT CAPITAL PARTNERS (CAYMAN) III, L.P.

December 23, 2003
----------------------------------------
Date

/s/ Deven Parekh
----------------------------------------
Signature

Deven Parekh/Managing Member
----------------------------------------
Name/Title


JEFFREY HORING

December 23, 2003
----------------------------------------
Date

*
----------------------------------------
Signature

Jeffrey Horing
----------------------------------------
Name/Title


SCOTT MAXWELL

December 23, 2003
----------------------------------------
Date

*
----------------------------------------
Signature

Scott Maxwell
----------------------------------------
Name/Title


JERRY MURDOCK

December 23, 2003
----------------------------------------
Date

*
----------------------------------------
Signature

Jerry Murdock
----------------------------------------
Name/Title

Schedule 13D                                                       Page 16 of 17

DEVEN PAREKH

December  23, 2003
----------------------------------------
Date

/s/ Deven Parekh
----------------------------------------
Signature

Deven Parekh
----------------------------------------
Name/Title


PETER SOBILOFF

December 23, 2003
----------------------------------------
Date

*
----------------------------------------
Signature

Peter Sobiloff
----------------------------------------
Name/Title

*BY:   /s/ Deven Parekh
       ---------------------------------
       Deven Parekh

       * ATTORNEY-IN-FACT